EXHIBIT 21

Corning Incorporated and Subsidiary Companies

Subsidiaries of the Registrant as of December 31, 2010 are listed below:

Axygen BioScience, Inc.	Delaware
Axygen Holding Corporation	Delaware
Axygen, Inc.	California
CCS Holdings, Inc.	Delaware
Corning B.V.	Netherlands
Corning Cable Systems International Corp.	North Carolina
Corning Cable Systems LLC	North Carolina
Corning Display Technologies (China) Co., Ltd.	China
Corning Display Technologies Taiwan Co., Ltd.	Taiwan
Corning Finance B.V.	Netherlands
Corning France Cayman Ltd.	Cayman Islands
Corning Finance Luxembourg S.à.r.l.	Luxembourg
Corning Gilbert Inc.	Delaware
Corning GmbH	Germany
Corning Holding GmbH	Germany
Corning Holding Japan GK	Japan
Corning Hungary Asset Management Kft	Hungary
Corning Hungary Data Services Limited Liability Company	Hungary
Corning International Corporation	Delaware
Corning Japan KK	Japan
Corning Mauritius Ltd.	Mauritius
Corning NetOptix, Inc.	Delaware
Corning Oak Holding, Inc.	Delaware
Corning Property Management Corporation	Delaware
Corning S.A.S.	France
Corning Singapore Holdings Private Limited	Singapore
Corning Specialty Materials, Inc.	Delaware
Corning Treasury Services Limited	Ireland
Corning Ventures France S.A.S.	France
Corning Ventures S.à.r.l.	Luxembourg
Costar Europe Ltd.	Delaware

Companies accounted for under the equity method as of December 31, 2010 are listed below:

Advanced Cable Systems Corporation	Japan
Cormetech, Inc.	Delaware
Dow Corning Corporation	Michigan
Eurokera Guangzhou Co., Ltd.	China
Eurokera North America, Inc.	Delaware
Eurokera S.N.C. (Partnership)	France
Keraglass S.N.C. (Partnership)	France
Pittsburgh Corning Europe N.V.	Belgium
Samsung Corning Precision Materials Co., Ltd.	Korea

Summary financial information on Corning’s equity basis companies is included in Note 7 (Investments) to the Consolidated Financial Statements in this Annual Report on Form 10-K. Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of December 31, 2010, have been omitted from this exhibit.